ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (this “Assignment Agreement”) is by and among GREAT- WEST LIFE & ANNUITY INSURANCE COMPANY (“GWLA”) and/or GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY OF NEW YORK (“GWLANY”) (GWLA and GWLANY hereinafter, collectively and individually, referred to as “Great-West”), GWFS EQUITIES, INC. (“Assignor”), INVESTMENT DISTRIBUTORS, INC. (“Assignee”), and the selling firm or selling firms identified on the signature page (each a “Selling Firm”).

WHEREAS, Great-West, Assignor, and Selling Firm are parties to one or more selling agreements and/or marketing agreements (the “Agreements”), pursuant to which Selling Firm, in its capacity as a broker- dealer or insurance agency, sells and services Great-West life insurance and/or annuity contracts (the “Contracts”) that are underwritten and principally distributed by Assignor;

WHEREAS, pursuant to a transaction under which Great-West sold substantially all of its individual life insurance and annuity business to Protective Life Insurance Company and its affiliate, Protective Life and Annuity Insurance Company, Assignor, as underwriter and principal distributor, desires to assign its rights, obligations and liabilities under the Agreements to Assignee (the “Assignment”); and

WHEREAS, Assignor and Assignee desire that Assignee assume the role as underwriter and principal distributor pursuant to the same terms and conditions currently in effect under the Agreements and as such term and phrases are defined therein.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.

The Assignment is expected to occur on or after October 5, 2020 but no later than December 31, 2020 (the “Transition Date”). On the Transition Date, Assignor will assign all of its rights, privileges and obligations under the Agreements to Assignee and Assignee shall accept such rights, privileges and obligations.

2.

As of the Transition Date, Assignee shall be liable for all ongoing commission or advisory fee payments due to Selling Firm under the Agreements that were the responsibility of Assignor before the Transition Date. This Assignment Agreement shall not alter or amend any of the terms of the Agreements except as specifically provided herein.

3.	Selling Firm hereby consents to the Assignment and will continue to service the Contracts sold under the Agreements.

[REMAINDER OF PAGE LEFT BLANK; SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed, effective as of the Transition Date.

ASSIGNOR:		SELLING FIRM:
GWFS EQUITIES, INC.		CHARLES SCHWAB & CO, INC
(please print firm name)
By:	/s/ Matthew J. Kavanagh
		By:	/s/ Tina Perrino
Name:	Matthew J. Kavanagh

		Name:	Tina Perrino
Title:	Associate Chief Compliance Officer
		Title:	Vice President - Income Solutions

ASSIGNEE:
INVESTMENT DISTRIBTORS, INC.

By:	/s/ Barry K Brown

Name:	Barry K Brown

Title:	VP, Operations

GREAT-WEST:
GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY OF NEW YORK

By:	/s/ Ryan Logsdon

Name:	Ryan Logsdon

Title:	Associate General Counsel

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